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                                                                    EXHIBIT 99.1

STRATEX NETWORKS ANNOUNCES PRELIMINARY FIRST QUARTER
FISCAL YEAR 2004 REVENUE AND EARNINGS EXPECTATIONS

SAN JOSE, Calif., July 2, 2003 -- Stratex Networks, Inc. (NASDAQ: STXN), today announced that it expects revenues of $35 million to $37 million for the first quarter of Fiscal Year 2004 ended June 30, 2003. Previous revenue guidance for the quarter was $40 million to $42 million. The Company is projecting a loss per share for the quarter of $0.07 to $0.09, compared to previous guidance given at the beginning of the quarter of $0.02 to $0.05 loss per share.

The revenue shortfall is primarily due to a delay in the issuance of a letter of credit for a large shipment to one customer. The delay is anticipated to be resolved in the second fiscal quarter ending September 30, 2003. Operating expenses continued to decline in the quarter ended June 30 in line with the Company's expectations. The Company expects orders to be reported in the first quarter will result in a positive book-to-bill ratio for the quarter.

Stratex Networks will announced final financial operating results for the first quarter of fiscal year 2004 on July 23, 2003. The company will issue a press release announcing its results at approximately 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). A conference call with company management will follow at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

Investors are invited to listen to the call live via the Internet at http://www.stratexnet.com/. Investors can listen via telephone by dialing (877) 543-9372 domestic or (706) 643-3737 international and entering conference identification number 1537194. A telephone replay using the same conference identification number will be accessible at (800) 642-1687 domestic or (706) 645-9291 international beginning approximately two hours after conclusion of the live call. The Internet link and telephone replay will be available for a period of two weeks following the conference call.

About Stratex Networks: With its broad product offering and worldwide sales and support organization, Stratex Networks is strategically positioned to serve wireless high-capacity transmission technology needs in a global environment. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Additional information is available at www.stratexnet.com.

Safe Harbor Statement: This press release contains statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, including statements relating to the Company's expected revenues and loss per share for the quarter ending June 30, 2003, the timing of the resolution of the delay in a Letter of Credit for a large shipment to one customer, and orders expected to be reported in the first quarter. These forward-looking statements
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are based on current expectations and the Company assumes no obligation to update this information. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain risk factors including order cancellations and postponements in product deliveries resulting in delayed revenue recognition. For a further discussion of these and other factors that impact the Company's business in general, see the information provided under the heading "Factors That May Affect Future Financial Results" in the Company's Annual Report on Form 10-K for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 19, 2003.